EXHIBIT 10.24

ROI GROUP
ASSOCIATES, INC.
                                                         39 Broadway, Suite 2410
                                                              New York, NY 10006
                                                             Tel: (212) 495-8200
                                                             Fax: (212) 495-0746
                                                          Website: www.roiny.com
February 9, 2004

John Stephens, COO                                Via Email
Biofield Corp.
1025 Nine North Drive Ste. M
Alpharetta, GA 30004
Email: VasStephen@aol.com


Dear John,

We have really enjoyed working with Biofield over the course of the last several months. Moreover, I personally am very pleased with the relationship that we have come to enjoy. As you know, we strongly believe in the science and the Company's ability to gain approval and successfully market the device. We are truly proud to be associated with Biofield and to have helped the Company through this recent difficult time.

Our relationship with Biofield is exactly the kind of relationship that we pride ourselves on and we believe that our long-term relationship with Biofield will be mutually rewarding. As you know, we are careful to work only with Companies, which we truly believe have the potential for success. We pride ourselves on utilizing our passion and our knowledge to help small Companies grow.

It is with this in mind that we would like to propose an extension of our contract for a period of one year from January 8, 2004. We believe that this is a very pivotal year for the Company and a year where our continued efforts will prove important in the Company's growth.

Based on the Company's current position, in particular the need for additional funding, we believe that it is crucial that the Company commence a very intensive program to communicate with the investment community and generate the appropriate support. More specifically, there is a need for significant volume and price appreciation in order to facilitate the next capital raise at a reasonable cost and at some point within the next several months over four million shares with a very low cost basis will be available for sale.

We also believe that the Capital Growth investors must be convinced that the Company's prospects are strong and that near and intermediate term stock appreciation of several orders of magnitude over current levels can be reasonably expected. In addition to the commitment we have to Biofield, we feel an obligation based on our relationship with Capital Growth and our long standing association with George Faris to deliver significant results and believe that this is only completed through the initiation and execution of a very intense program. Our experience indicates that to accomplish a program of this nature three to four full days of meetings per month and a full compliment of electronic outreach and telephone follow up are necessary.

Our current experience with several successful programs of this nature indicates that the costs are in the order of twelve to fifteen thousand dollars per month. What we propose is cash monthly fee of $8,500 (based on a monthly schedule of work mutually agreed to by Feb 29, 2004) and 200,000 shares of stock in Biofield. Understanding your current cash constraints, we will defer $4,500 per month of the cash component until the completion of three million dollars of financing. We also request that the stock that we currently hold in addition to the shares proposed shall have the registration rights as per the terms of our July 8, 2003 service agreement.


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We also propose the fundraising success fee structure as below. Fees structure will be paid based on net amounts received by company. (same structure as per our signed agreement regarding the Capital Growth Financial bridge):

          a.   Senior Debt

               o 1/2% for Senior Debt if placed through an intermediary also receiving a fee;

               o    3% for Senior Debt if placed directly;

          b.   Mezzanine/Convertible Debt

               o 2% for Mezzanine/Convertible Debt if placed through an intermediary also receiving a fee;

               o    4% for Mezzanine/Convertible Debt if placed directly;


          c.   Equity Investment

               o 3% for Equity if placed through an intermediary also receiving a fee;

               o    6% for Equity if placed directly;

Our work effort throughout the year will include both traditional investor relations activity as well as continued fund raising support. If these terms are satisfactory, I will create a service agreement for you to sign and return to us. I hope that I have truly conveyed how proud all of us are to be associated with Biofield Corp. and how much we truly hope that the Company is as successful as we believe it can be.

We are committed to Biofield for the long-term and we feel ourselves truly a partner to the Company.

Very Truly Yours,

Thomas Mikolasko
Chief Operating Officer
ROI Group Associates, Inc.


Approved by:                                        Approved by:

DAVID M. LONG, JR                                   JOHN D. STEPHENS
------------------                                  ------------------
Date: Feb. 9, 2004                                  Date: Feb. 9, 2004
Chairman & CEO



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